Form C

Vernafund CF, LLC (“Company”)

A Delaware Limited Liability Company

Formed on June 14, 2021

with a principal place of business at

3768 RockDale Dr., Dallas, TX 75220

https://theapartmentqueen.com

Is there a co-issuer? No.

Regulation Crowdfunding Intermediary Funding Portal:

Silicon Prairie Online, LLC

475 Cleveland Ave, Suite 101B

St. Paul, MN 55104

CIK number of intermediary: 0001711770

SEC file number of intermediary: 007-00123

CRD number, if applicable, of intermediary: #289746

Amount of maximum compensation to be paid to the intermediary for conducting the offering is $500 and 3.0% of the amount of the offering successfully sold by the end of the closing date, or 12-months after the offer has been issued through the portal.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest: NONE

Type of Security Offered: Preferred Equity

Target Number of Securities To Be Offered: 25

Price (minimum investment amount): $1000

Target Offering Amount: $25,000

Oversubscription Accepted: Yes

If yes, disclose how oversubscriptions will be allocated: First Come, First-Served Basis

Maximum Offering Amount: $1,235,000

Deadline to reach the target offering amount: August 3, 2023

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be canceled and committed funds will be returned.

Current number of employees: 0

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$0
Cash & Cash Equivalents:	$0
Accounts Receivable:	$0
Short-term Debt:	$0
Long-term Debt:	$0
Revenues/Sales:	$0
Cost of Goods Sold:	$0
Taxes Paid:	$0
Net Income	$0

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

THE COMPANY

Name of issuer: Vernafund CF, LLC

ELIGIBILITY

to the Company certifies that all of the following statements are true for the issuer:

·   Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.

·   Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

·   Not an investment company registered or required to be registered under the Investment Company Act of 1940.

·   Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.

·   Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).

·   Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

Neither the issuer nor any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding.

FORWARD-LOOKING STATEMENTS

The words “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project” or the negative or plural of these words or similar expressions identify forward-looking statements, which speak only as of the date the statement was made, but are not the exclusive means of identifying those statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Form C or its Exhibits may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Note nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

DIRECTORS AND OFFICERS OF THE COMPANY

Our company operates under the direction APQFUNDMGR, LLC, Manager and owner of 100% of all our voting securities. The Manager has the power and authority to act as necessary to further the purpose of our company, to transact any or all lawful business for which limited liability companies may be organized under the Act. Specifically, the Company is in the business of selling, purchasing, managing, and operating, residential real estate projects (“Target Asset(s)”). The Manager shall perform all the duties usually incident to the office of “Manager” of a limited liability company and shall perform such other duties as from time to time as outlined in the operating agreement of the Company.

APQFUNDMGR, LLC has been our Manager since our formation in June 2021.

Kaylee McMahon is our Chairman, she has been in that position since May 2022.  The Chairman shall preside over all meetings of the Company, and undertake and perform any duties as determined by the Manager of the Company, APQFUNDMGR, LLC, which Ms. McMahon controls. Ms. McMahon works part-time for our Company and currently spends approximately 20 hours a week.  She anticipates she will spend more time as the need arises. Ms. McMahon was recently involved in litigation, see, “Risk Factors – Risk of Litigation and Unisured Losses” below.

Business Experience:

The following details business experience of our sole officer for the past three years:

Name: APQFUNDMGR, LLC

Title: Manager

By: Kaylee McMahon

Employer 1: Los Prados Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2002-present

Responsibilities: General Partner

Employer 2: ReByKaylee, LLC

Employer’s Principal Business: Real Estate Brokerage

Dates of Service: 2018-present

Responsibilities: List and represent buyers purchasing homes; place renters in apartments, homes, and offices; train real estate agents; hold errors and omissions insurance; help investors purchase land for development; buy, rehabilitate, and resell residential homes quickly for profit; manage real estate transactions on  behalf of other real estate companies, including keeping proper documentation of real estate transactions, and helping with marketing packages for the disposition of property; work with a real estate fund from California (WEDGEWOOD INT) in order to buy, rehabilitate, and resell homes quickly.

Employer 3: The Apartment Queen (Self-employed)

Employer’s Principal Business: Resident Real Estate Business and Management

Dates of Service: 2018-present

Responsibilities: Managing the purchase, finance, negotiation, rehabilitation, project management, and company operations of real estate companies.

Employer 4: Meadows Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2019-present

Responsibilities: General Partner

Employer 5: Flats at 230 Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2019-present

Responsibilities: General Partner

Former Employer 1: The Aspens Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2019-2021

Responsibilities: Key Principal; sold real estate asset at 1.96X

Former Employer 2: Century Tree Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2019-2021

Responsibilities: Key Principal; sold real estate asset at 1.96X

Employer 6: SheVest App (Self-employed)

Employer’s Principal Business: Fintech Application and Educational Platform for Commercial Real Estate Investments

Dates of Service: 2020-present

Responsibilities: Development team lead; Marketing via word of mouth; setting online SEO presence to project growth; find partners to raise next funding round.

Employer 7: Vernafund20, LLC (Self-employed)

Employer’s Principal Business: real estate asset management

Dates of Service: 2020-present

Responsibilities: Managing real estate assets in Texas and Arizona.

Employer 8: Leuda May Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2020-present

Responsibilities:-Key Principle and Asset Manager

Employer 9: Big Sister Security (Self-employed)

Employer’s Principal Business: IT and data security

Dates of Service: 2021-present

Responsibilities: Coordinate with marketing, SEO, blog writer for content schedules surrounding information on data and security laws; provide updates in news relating to relevant content; consult and meet with clients currently threatened in business or personal relationships in order to protect their data, funds, and keep the perpetrator accountable via various legal data security and accountability methodologies; form crisis/threat response plan at initial meeting for threat intelligence and deep search over time changes to compliment new discoveries; provide invoicing for consulting and security services; schedule clients at regular meetings in order to communicate progress of their threat or crisis response plan.

Employer 10: Park Royal Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2021-present

Responsibilities: Key principal and asset manager

Employer 10: Sonrisa Apartments (Self-employed)

Employer’s Principal Business: real estate management

Dates of Service: 2021-present

Responsibilities: General Partner

PRINCIPAL SECURITY HOLDERS: APQFUNDMGR, LLC

Name of Holder	No. and Class of Securities Held	% of Voting Power Prior to Offering
APQFUNDMGR, LLC	100 Common Units	100%

BUSINESS AND ANTICIPATED BUSINESS PLAN

The Company is a real estate company in the business of buying, selling, constructing, and managing multi-family residential real estate assets. The sponsor of this offering and control person, Kaylee McMahon has served as Manager and Key Principle of 64.2 MM Assets Under Management Texas, 17.1 MM Assets Under Management Phoenix Arizona.

The business plan of the Issuer is to acquire several unidentified Multifamily properties in the State of Texas (“Target Assets”). The Target Asset acquisition criteria for the Issuer includes multifamily assets that (1) have 70% or greater un-finished or un-renovated units, (2) are built in 1970 or newer, (3) have rents below 10%-15% the market rate, (4) have a minimum capitalization rate of 6, and (5) have 60 units or more. The Issuer will hold title to the Target Assets as a tenant in common alongside other special purpose entities and will be entering into a tenant in common agreement with such entities, and will not acquire such Target Assets individually and will enter into a tenants in common agreement with such entities which could potentially subordinate its management control over the Target Assets. In addition, the Company may also purchase self-storage units as long as exit metrics are met. Our intention is to purchase and hold the Target Assets for 5-10 years or until the investor can receive a projected 1.75x equity multiple and 7-10% cash on cash return annualized. In some situations a refinance and return of capital or lowering of property expenses will be achieved in year 2-3 from the date of purchase.

Please note, the foregoing represents projections made by the Manager and the Company’s intended asset acquisition characteristics. The projections provided are hypothetical and a best estimate, and are subject to inherent risks and uncertainties. Actual results may differ materially from projections provided. Further, past performance is not a guarantee of future results, and an investment in this Company could result in a total loss of investment.

See Exhibit A, Business Plan attached hereto and made a part hereof.

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature. These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

In addition to the other information provided elsewhere, the Company believes that the following risk factors are the most significant for potential Investors and should be considered carefully in evaluating whether to make an investment in the Company. If any of the risks described in this document actually occurs, the Company may not be able to conduct its business as currently planned and its financial condition, operating results and cash flows could be seriously harmed. The risks listed do not necessarily comprise all those associated with an investment in the Company. Additional risks and uncertainties not presently known to the Company, or which the Company currently deems not as significant as those listed herein, may also have an adverse effect on the Company. Thus, investments in the Company may never be profitable and substantial losses may occur. Likewise, the securities being offered by the Company have not been submitted to any rating agency to obtain an opinion or rating of the risk of investment. This means that an investment in the Company is speculative and the exact return on investment is unknown.

DISRUPTIONS IN THE FINANCIAL MARKETS AND CHANGING ECONOMIC CONDITIONS

The Company’s activities may extend over a period of years, during which the business, economic, political, and regulatory environments within which the Company operates may undergo substantial changes. Recent events demonstrate that such changes may be severe and adverse. The duration of adverse economic and market conditions, and their impact on the Company’s performance, is unknown. Investors will have no input on the Company’s strategy and will have no right to withdraw from the Company.

THE COMPANY MAY BE SUBJECT TO RISK RELATED TO DEVELOPMENT AND RE-DEVELOPMENT OF THE PROPERTIES THAT IT ACQUIRES

The company may engage in real estate development and/or re-development. To the extent that the company invests in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks beyond the control of the company, such as weather or labor conditions or material shortages), general market and lease-up risk, and the availability of both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the company and on the amount of funds available for distribution to the members.

THE COMPANY WILL HAVE TO CONDUCT ITS OWN DUE DILIGENCE ON POTENTIAL INVESTMENT PROPERTIES

There is generally limited publicly available information about real properties, and the Company must therefore rely on due diligence conducted by the Manager and/or its affiliates. Should the Manager’s and/or its affiliates’ pre-acquisition evaluation of the physical condition of each new investment fail to detect certain defects or necessary repairs, the total investment cost could be significantly higher than expected. Furthermore, should the Manager’s estimates regarding the current or anticipated occupancy rate and rate payments end up being too high (e.g., from rental rate caps, limits on subsidized rents or limits on eviction), or the estimates on the costs of maintenance and/or improving an acquired property prove too low, its assumptions regarding the current or anticipated occupancy rate and rate payments end up being too high, or its estimates of the time required to develop or achieve occupancy prove too optimistic, the profitability of the investment may be adversely affected.

UNANTICIPATED OBSTACLES TO EXECUTION OF THE BUSINESS PLAN

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF FUNDING

Management of the Company currently anticipates that the net proceeds of the Offering will be sufficient to meet its development, design evolution and other working capital requirements through the first stages of its business development plan. Future capital may be required to manage operations where logistical hurdles will need to be overcome. The Company may need to raise additional funds to sustain its operational activities, particularly if there is a major shift in the marketplace. Adequate funds may not be available on terms favorable to the Company, if at all, to deal with such issues.

LONG TERM NATURE OF INVESTMENT

An investment in the Preferred Units may be long term and illiquid. As discussed herein, the offer and sale of the Preferred Units will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration, which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Preferred Units for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Preferred Units must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

THE COMPANY HAS A LIMITED OPERATING HISTORY

The Company was formed in 2022. To date it has engaged primarily in the requisite stages of property acquisition. Prospects must consider the risk in light of the expenses and difficulties frequently encountered by companies in their early stages of development. The Company cannot assure you it will be successful in addressing the risks it may encounter, and its failure to do so could have a material adverse effect on business, prospects, financial condition, and results of operations. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business and operation in a competitive industry. There is a possibility that the Company could sustain losses in the future. There can be no assurances that the Company will operate profitably.

THIS IS A SPECULATIVE INVESTMENT

The Investor must be willing and able to tolerate a total loss of his/her investment, as this is a speculative venture. Investments in private companies, particularly early to mid-stage private companies involve a high degree of risk. The Company will be comparatively vulnerable to adverse developments such as rapid changes in technology, fluctuations of demand and prices and to marketing competition from larger, better established companies, as well as more vulnerable to catastrophic weather events or other “Acts of God,” wars, pandemics, epidemics, or other acts of force majeure. The Investor acknowledges that any projections, forecasts or estimates as may have been provided to the Investor are purely speculative and cannot be relied upon to indicate actual results that may be obtained through this investment; any such projection, such as forecasts and estimates are based upon assumptions of marketing trends, if any, which are subject to change and which are beyond the control of Company or its management. Investment in the Company may never be profitable and substantial losses may occur.  Actual financial performance of the Company may not match its predictions which would mean that the Company may not generate expected returns. Actual returns may differ dramatically from expected returns. As such, this Investment is suitable only for persons who can bear the economic risk for an indefinite period of time and who can afford to lose their entire investment.

INVESTMENTS IN UNIDENTIFIED REAL ESTATE PROPERTIES CREATE A HIGHER RISK THAN INVESTMENTS IN IDENTIFIED REAL ESTATE PROPERTIES

Investments in real estate companies involve a particular high-degree of risk. This is because the real estate industry is heavily regulated by local, State, and federal laws, including local zoning and land use rules, regulations pertaining to government subsidies, and various environmental regulations regarding real property. This high regulatory environment puts a strain on the real estate industry and limits the business potential of the Company. Other risks of managing real estate companies include a high risk of personal injury-related lawsuits that often accompany residential real estate and various other legal liability issues that typically affect residential real properties that the Company plans to own and manage. Currently, the Company plans to buy an unidentified multi-unit residential real estate which makes the foregoing risks and liabilities even higher as real property is unique and each one varies. Therefore, the Company cannot guarantee any profits or returns to Investors and there is a substantial risk that Investors will lose out on its entire investment.

RISKS OF REAL ESTATE INVESTMENTS

Real estate investments are subject to numerous risks, including risks due to changes in general economic conditions, local market conditions, demand factors, supply of competing properties in a market area, operating costs, interest rates, or tax, real estate, environmental or zoning laws and regulations. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred in connection therewith. If any of the Company’s properties do not generate income sufficient to meet the Company’s operating expenses, the Company could adversely be affected. Income from, and the value of, the Company’s Target Assets may be adversely affected by the general economic climate, local conditions such as oversupply of properties, or a reduction in demand for properties, and the Company’s ability to provide adequate structures. Revenues from the Target Assets are also affected by such factors as new construction from competing developers and local market conditions. Because real estate investments are relatively illiquid, the Company’s ability to vary its portfolio promptly in response to economic or other conditions is limited. The relative illiquidity of its holdings could impede the Company’s ability to respond to adverse changes in the performance of its investments. No assurance can be given that the fair market value of the assets acquired by the Company will not decrease in the future. Accordingly, investors should be prepared to hold their Units until the Company is dissolved and the Target Assets are liquidated.

RISKS OF HOLDING REAL ESTATE AS TENANTS IN COMMON

The Company will likely hold title to a Target Asset as a tenant in common and will enter into a tenants in common agreement with other affiliated entities controlled by the Manager in order to ensure compliance with Rule 100 (b)(3) of Regulation CF and the Investment Company Act of 1940. The Company as a tenant in common will not have the sole right to manage and dispose a

Target Asset, and decisions made within the tenancy in common may require unanimous approval from the respective entities that hold title. Impasse among the tenants in common regarding important property management issues along with timing of disposition or exit could have a material adverse effect on the Company’s profitability.

Structuring our business to avoid registration under the Investment Company Act imposes limits on our operations, which may adversely affect our results. We intend to continue to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate as described below directly – as a tenant in common. We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in the acquisition of multi-family properties. We may also invest in self-storage units should such opportunity arise and if the investment meets the financial criteria of the Company.

In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis, the Company will not be selling securities to acquire securities thus is excluded from Section 3 of the Investment Company Act. The Company will not be engaged in the acquisition of securities because it will hold title to real property as a tenant in common. Holding title to real property with the rights that come with ownership of real property including the right to receive rents, the right to operate, the right to dispose, and the right to encumber does not meet the definition of a security under Section 2(a)(36) of the Investment Company Act or the Howey Test. We have not asked the SEC staff for concurrence of our analysis, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more of our assets, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things: (1) limitations on capital structure, (2) restrictions on specified investments, (3) restrictions on leverage or senior securities, (4) restrictions on unsecured borrowings, (5) prohibitions on transactions with affiliates, and (5) compliance with reporting, record-keeping, voting, proxy disclosure, and other rules and regulations that would significantly increase our operational costs.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our members could be materially adversely affected.

THE COMPANY DOES NOT MEASURE ITS VALUE USING A NET ASSET VALUE CALCULATION

The Company does not have a concept of net asset value to measure its value.  If the value of our properties increases based on our assets, future investors may be able to benefit from that without paying a higher cost per membership interest thereby diluting your investment.  Alternatively, if the value of our fund decreases, we may have a difficult time attracting future investors

THE DIRECTION OF THE REAL ESTATE MARKET IS UNKNOWN

The U.S. real estate market, along with the broader economy (both in the U.S. and globally), is in the midst of or recovering from a severe recession. The Manager anticipates that the current environment provides the Company with opportunities to acquire investments on favorable terms and prices. However, there can be no guarantee that the elements that determine real estate values, such as tenant creditworthiness and the demand for real estate, will not soften, and the real estate market may suffer declines. Such a scenario could result in the Company acquiring properties that lose value.

LOSS OF INCOME FROM TENANTS

Lease terminations or tenant defaults could reduce the Company’s income and limit its ability to make distributions. The success of the Company’s investments will materially depend on the financial stability of its tenants. The inability of a tenant to meet his or her rental obligations would lower the Company’s net income. A default by a significant number of tenants on their lease payments (or a single tenant with respect to a single residential unit) would cause the Company to lose the revenue associated with such leases and require the Company to find an alternative source of revenue to meet operating expenses and mortgage payments, if any, and to prevent a foreclosure if the property is subject to a mortgage. Such situations, given the current state of the economy, may be more common than in the recent past, and the Manager may fail to, or may not be able to, discover factors that would indicate a heightened level of uncertainty with respect to tenant defaults when performing due diligence on prospective investments. Tenant defaults thus increase the risk that the Company, and hence the Investors, could suffer a loss. If a tenant defaults or goes bankrupt, the Company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and re-letting the property. In fact, if a defaulting tenant does not cooperate in vacating the unit, the Company would have to engage in time- consuming and costly prosecution and enforcement of eviction proceedings, during which time there would be no rental revenues from such unit and no likely recovery of damages from the defaulting tenant. Further, if a significant number of leases are terminated, the Company may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could limit the Company’s ability to make distributions and decrease the value of an investment in the Company. If and when residents decide not to renew their leases upon expiration, the Company may be unable to relet such residents’ units. Even if the residents do renew or the Company can relet the units, the terms of renewal or reletting may be less favorable than current lease terms. If the Company is unable to promptly renew the leases or relet the units, or if the rental rates upon renewal or reletting are significantly lower than expected rates, then the Company’s results of operations and financial condition will be adversely affected. Consequently, the Company’s cash flow and ability to service debt and to make distributions to investors would be reduced.

INVESTMENTS IN APARTMENT BUILDINGS HAVE SPECIAL RISKS

The Company intends to invest in multifamily properties or other residential real estate properties. Investment in apartments involves certain special risks. Apartments are particularly vulnerable to the risks that the population levels, economic conditions, or employment conditions may continue to decline (or fail to recover) in the surrounding geographic area. Any of these developments would likely have an adverse impact on the size or affluence of the tenant population in the area and a negative impact on the occupancy rates, rent levels and property values of apartment complexes in the area. Unlike many other types of real estate investment, apartment complexes do not have tenants occupying large portions of the property whose lease payments provide reliable sources of income for extended lease terms. Instead, such properties will typically have individual residential tenants with very limited net worth and with lease terms that are typically one year or less. Apartments generally experience frequent tenant turnover due to factors such as transient populations, new competition in the area, and changes in the tenants’ economic status. In addition to continuously needing to replace vacating tenants, tenant turnover at apartment complexes causes the property owner to incur significant rehabilitation and maintenance costs in order to prepare units for new tenants.

VACANCIES

Properties that have significant vacancies could be difficult to sell, which could diminish the return on an Investor’s investment. A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, the Company may suffer reduced revenues resulting in less cash available to distribute to Investors. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with high or prolonged vacancies or with tenants suffering economically (for example, because of the current global financial markets crisis) could suffer, which could further reduce an Investor’s return.

INSURANCE CONSIDERATIONS

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the Company’s income and the return on an Investor’s investment. The Manager will attempt to obtain insurance on all of the Company’s investments to cover casualty losses at the levels the Manager considers adequate and to the extent the Manager is able to do so cost effectively. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums the Company pays for coverage against property and casualty claims (including coverage against personal injury and property damage claims brought by tenants of the Company’s acquired properties).

PREMISES LIABILITY

The Company could be liable for accidents or injuries on its properties. There are inherent risks of accidents or injuries, including injuries from premises liabilities such as slips, trips and falls. If accidents or injuries occur at the Target Assets, the Company may be held liable for costs related to the injuries. The Company will maintain insurance of the type and in the amounts that the Manager believes is commercially reasonable and that are available to businesses in the industry, but there can be no assurance that the liability insurance will be adequate or available at all times and in all circumstances.

INCREASE COSTS OF OPERATION

Some significant increases in costs of property operation may be outside the control of the Company. Shortages or increased rates charged for water, fuel, electricity, labor or insurance, or allocations thereof by suppliers or governmental agencies, could adversely affect the value of a property, reduce cash flow and hinder the ability of the Company to repair or sell a property. There is no guaranty that any such cost increases could be passed on to tenants. The recent sharp increases in the cost of energy have made the market for water, fuel, electricity, and other commodities less predictable than previously enjoyed over the last two decades, increasing the risk that the Company will not properly reserve for these costs when they are not passed on to tenants and increasing the chance that tenants required to pay such charges will be unable to do so.

INCREASE IN PROPERTY TAXES

Increases in property taxes could adversely affect the value of a property or the ability of the Company to hold the property long enough to realize the desired return on its investment. Property taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the properties, the Company is responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, the Company may or may not be able to raise rents to offset such increased taxes. Because such changes in property taxes are difficult to predict when a property is acquired, the financial results projected at the time of the Company’s investment may not hold true throughout the period of the Company’s ownership and, therefore, cash flows and property values could be materially and negatively affected in a manner that the Manager cannot foresee. If the Company fails to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale.

PROPERTY DEFECTS

The Company may acquire property with unknown construction defects at the time of purchase. Construction defects can arise from inadequate construction plans and specifications, poor workmanship, or defective materials. Correction of serious defects can be costly and time consuming. Moreover, certain defects may not become apparent for several years after the expiration of contractor’s or supplier’s warranties.

EMINENT DOMAIN

The Target Assets may become subject to eminent domain or inverse condemnation proceedings. Such action could have a material adverse effect on the marketability of the investment and, as a consequence, adversely affect the amount of return on the investment for the Company and its Members.

MECHANICS LIENS

The Target Assets may be subject to mechanic’s liens which entitled the holder of such lien to foreclose on the investment. Local state law usually provides any person who supplies services or materials to a real estate project with a lien against the project securing any amounts owed to such person. Although the Company intends to use procedures to prevent the occurrence of mechanic liens (such as requiring mechanic lien releases prior to payment and issuing joint-party checks) no assurance can be given that mechanic liens will not appear against an investment. If a mechanic’s lien is recorded then it must be negotiated by the Company in order to obtain its release, or the person holding such lien will have the

THE COMPANY MAY FACE INTENSE COMPETITION FROM OTHER MULTIFAMILY AND SINGLE-FAMILY RESIDENTIAL DEVELOPERS

Competition among real estate developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in rental rates, and increases in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial position. If we cannot respond to changes in market conditions as swiftly and effectively as our competitors, our business and financial position will be adversely affected. If a well-financed competitor develops a competing property near our proposed location, it could materially affect our occupancy rates.

THE COMPANY INVEST IN DISTRESSED OR PROPERTIES IN SIMILAR SITUATIONS, WHICH INCREASES THE RISK OF A LOSS

The risks of real estate investment, including those described above, are often heightened in properties which are subject to lender sales and other distressed situations. The properties frequently have experienced a decline in value, and the decline may continue following the acquisition. Also, the properties may be more difficult to sell given the market conditions which gave rise to the lender sale. In addition, the properties need to be carefully evaluated to insure that they don’t require significant refurbishment on account of deferred maintenance and that the company will be able to fill sufficient vacancies to profitably operate the property.

RISKS OF BORROWING

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of members of the Company. A judgment creditor would have the right to foreclose on the Property resulting in a material adverse effect on the Company’s business, operating results, or financial condition.

RISK OF FORECLOSURE

The Company may incur mortgage indebtedness and other borrowings, which will increase the risk of loss due to foreclosure. From the initial closing of the Company through the end of the Company’s ownership of the Property, the Company may borrow funds to acquire its investments. In addition, the Company may obtain debt financing to refinance certain investments that have been leased to qualified tenants. While leveraged investments offer the opportunity for capital appreciation, such investments also involve a higher degree of risk. If the Company does mortgage a property and there is a shortfall between the cash flow from that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to investors may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, the Company could lose the property securing the loan that is in default, reducing the value of the Company’s investment. For tax purposes, a foreclosure of any of the Company’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds the Company’s tax basis in the property, the Company would recognize taxable income or gain on foreclosure even though the Company would not necessarily receive any cash proceeds. The Company may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own the Company’s properties. When the Company gives a guaranty on behalf of an entity that owns one of the Company’s properties, the Company will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. Changes in the availability and cost of financing may adversely affect the results of the Company’s investments. The economics of each property investment will be influenced by the financing terms prevailing during the term of the Company. The availability and the terms of mortgage financing are not predictable. Mortgages with variable rates, periodically renegotiated rates, or short terms are likely. This means that the interest costs over the complete term of this investment may fluctuate as prevailing interest rates in the real estate industry fluctuate. Such fluctuations in financing costs during the term of an investment might lead to unforeseen operating costs and an inability of the Company to meet its financial obligations. Additionally, the dynamic state of the mortgage market may lead to the development of new circumstances in the real estate finance industry that may be detrimental to the economics of the Company when the Company seeks to obtain financing or refinancing. For example, mortgage financing of all types may become unavailable or, if available, costlier to obtain and of shorter maturity during periods when the Company is seeking new mortgage financing or refinancing. Also, mortgage financing may not provide for full amortization of the entire principal amount prior to maturity (a “balloon payment”). Financing which provides for a balloon payment involves greater risks than financing where the principal amount is completely amortized over the term of the loan. The ability of the Company to make the required balloon payment at maturity may depend upon the Company’s ability to obtain adequate refinancing, which in turn will be dependent upon economic conditions prevailing at that time.

THE COMPANY COULD BE ADVERSELY AFFECTED BY RISING INTEREST RATES

Increases in interest rates would increase the Company’s interest expense, which could adversely affect the company’s cash flow and the company’s ability to service its debt. In addition, increases in costs of financing may lessen the appeal of some development or acquisition opportunities to the company.

THE COMPANY DOES NOT YET HAVE ANY COMMITMENTS FOR LINES OF CREDIT OR OTHER LOAN FACILITIES

No assurances can be given that the company will be able to obtain the anticipated debt facilities in the required amounts or obtain alternative financing. In the absence of such debt facilities, the returns to the members may be reduced.

RESTRICTIVE COVENANTS MAY LIMIT DISTRIBUTIONS

Lenders may require the Company to enter into restrictive covenants relating to the Company’s operations, which could limit the Company’s ability to make distributions to investors. When providing financing, a lender may impose restrictions on the Company that affect its distribution and operating policies and its ability to incur additional debt. Loan agreements entered into by the Company may contain covenants that limit the Company’s ability to further mortgage a property or that prohibit the Company from discontinuing insurance coverage. These or other limitations would decrease the Company’s operating flexibility and ability to achieve its operating objectives.

LACK OF DIVERSITY IN INVESTMENT

An investment in this Company will likely not be diversified. The Company intends to invest exclusively in multi-family housing projects. In the event that the multi-family housing market is negatively impacted by economic conditions your investment could be materially impacted or lost entirely.

NO GUARANTEE OF RETURN

No assurance can be given that the Investor will realize a substantial return on investment, or any return at all, or that the Investor will not lose a substantial portion or all of the investment. For this reason, Investor should carefully read all disclosure materials and should consult with an attorney, accountant, and/or business advisor prior to making any investment decision.

LACK OF DISTRIBUTIONS

Investors may not receive any distributions or distributions on a regular schedule. There may be little or no near-term cash flow available to the investors. Further, the date that distributions to the Members will actually commence, or their subsequent timing or amount, cannot be accurately predicted. There is no guarantee that such distribution will, in fact, be made or, whether they will be made when anticipated. Delays in making distributions could result from the inability of the Company to make profitable investments or liquidate such investments at a gain once made. Additionally, the terms of any borrowings may also limit the Company’s ability to make distributions to Members.

FEES AND EXPENSES WILL REDUCE AVAILABLE DISTRIBUTIONS TO INVESTORS

Payment of fees and expenses will reduce cash available for investment and will increase the risk that an Investor may not recover the amount of its investment in the Company. Identifying attractive investment opportunities and performing due diligence with respect to prospective investments will require significant expenditures, which will be borne by the Company whether or not the investment is acquired. In addition, acquiring investments may require the Company to participate in auctions or other forms of competitive bids, which are also expected to require significant expenditures, including expenses relating to legal fees, the fees of third-party advisors, and other costs. Moreover, even after investments are made, the returns may not be realized by the Investors for a period of several years. Regardless of these factors, the Company will be required to pay fees due to the Manager.

ADDITIONAL CAPITAL RAISES COULD RESULT IN RISKS OF DILUTION

The Company may need to raise additional capital, which may not be available on favorable terms, if at all, and which may cause dilution to existing Investors, restrict the Company’s operations, or adversely affect its ability to operate. The Company may need to raise additional funds through equity financing or through other means. The Company may be unable to obtain additional financing on favorable terms, or at all, and any additional financings could result in additional dilution to our then existing Investors, or restrict our operations or adversely affect our ability to operate our business. If the Company is unable to obtain needed financing on acceptable terms, it may not be able to implement its business plan, which will have a material adverse effect on its business, financial condition, and results of operations. If the Company is not able to meet its business objectives, its equity value will decrease and Investors may lose some or all of their investment. If the Company raise funds by issuing additional Investor Interests through a follow-on offering, the percentage ownership of then existing Investors will be reduced.

INSUFFICIENT RESERVES OR WORKING CAPITAL

The Company may not retain adequate reserves to cover unanticipated losses and may not be able to cover losses with additional capital contributions from the Manager or other Members. Although the Company intends to establish operating and property reserves as a contingency against the kinds of risks, losses, possible shortfalls in operating revenues, and cost over-runs described in these risk factors, there is no assurance that such reserves will be adequate. If the Company were to have a cash requirement in excess of its reserves, the Company might be required to seek additional financing. There is no assurance that the Company would be able to obtain such additional capital through borrowing, the sale of additional interests or otherwise. Although it may, at its sole discretion, contribute to or lend funds at a commercially reasonable rate, the Manager and its affiliates are under no obligation to contribute or lend funds to the Company or any venture.

RISK OF LITIGATION AND UNINSURED LOSSES

If the Company is subjected to lawsuits or proceedings by government entities or private parties, or other investors, then expenses or liabilities of the Company arising from any such suit would be borne by the Company. On May 14, 2020, Kaylee McMahon, Manager of APQFUNDMGR, LLC, Manager of the Issuer, was named as a Defendant in a Petition and Application for a Temporary Restraining Order, Temporary Injunction, and Permanent Injunction concerning allegations of breach of fiduciary duty and misappropriation of funds. On August 19, 2020, a Texas District Court sent a notice to dismiss the above Petition and Application for a Temporary Restraining Order, Temporary Injunction, and Permanent Injunction for Plaintiff’s failure to prosecute. On May 5, 2021, Kaylee McMahon, Manager of APQFUNDMGR, LLC, Manager of the Issuer, was named as a Defendant in an Amended Petition and Application for a Temporary Restraining Order, Temporary Injunction, and Permanent Injunction concerning allegations of abuse of control, breach of fiduciary duty, gross mismanagement of business operations, waste of corporate assets, conversion and misappropriation of funds, and fraud. On April 23, 2022, an Order of Dismissal of the above-referenced Amended Petition and Application for a Temporary Restraining Order, Temporary Injunction, and Permanent Injunction was submitted by a District Court of Texas where all claims asserted was dismissed with prejudice as a result of the parties reaching a compromise and settled all claims brought in the matter. Although the underlying real estate assets of the Company are expected to maintain a general liability insurance policy covering its activities, the Company itself does not intend to maintain a general liability insurance. As such, the Company will have to cover all costs and expenses related to any potential litigation, thereby limiting or losing all of the returns of the Investor.

NO LEGAL OR FINANCIAL ADVICE

In making an investment decision, Investors must rely on their own examination of the Company and the terms of this offering, including the merits and risks involved. Each Investor should consult its own counsel, accountant, financial advisor, or other professional adviser as to investment, legal, tax and other related matters concerning the Investor’s proposed investment.

CERTAIN OTHER FACTORS MAY AFFECT FUTURE SUCCESS.

Any continued future success that the Company might enjoy will depend upon many factors, including factors beyond the control of the Company and/or which cannot be predicted at this time. These factors may include but are not limited to default rates on loans that the Company may make; changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors such as Cardone Capital, Conti Multifamily, and Blackstone REIT Fund; changes in general economic conditions, such as government-mandated shutdowns and closures caused by Covid-19, including rent moratoriums, decreased rental income, and increased bad debts; increases in operating costs, such as increases in cost of construction, namely increase in the price of lumber, roofing delays, rental property insurance, oil and other travel-related expenses, as well as labor shortages; the Company’s ability to obtain grant funding, subsidies, loans, or mortgages for real property owned; and reduced margins caused by competitive pressures, such as cost of labor in the real estate management and leasing industry, as well as increased in recent buyer demands and lower real estate supply in Texas. Although the current real estate market in Texas is favorable to real estate companies such as the Issuer, the foregoing conditions may have a material adverse effect upon the Company’s business, operating results, and financial condition should they occur. Unforeseen changes in consumer attitudes (tenants), market dynamics (rental industry), or regulations (zoning and rent control) may also adversely affect the Company, and therefore negatively affect the investment of the Investor. Recently, the Company’s costs increased by 30% due to increases in lumber, oil, and other construction and construction-related expenses.

EFFECTIVE USE OF PROCEEDS

The Company may revise the Use of Proceeds and any other material change of this offering through an amendment and filing of a Form C with the Securities Exchange Commission (SEC). Failure to use such proceeds effectively could harm the business and financial condition of the Company.

KEY PERSONNEL

The Company’s success substantially depends on the efforts of its Manager, APQFUNDMGR, LLC and its Authorized Representative, Kaylee McMahon. In addition, the Company does not have an established plan to replace these persons in the case of death or disability. If anything should happen to Ms. McMahon or APQFUNDMGR, LLC, may have to be liquidated as there is no plan or a mechanism in its operating agreement for continuity. Investors must rely upon the judgment and skills of the Manager via its own Manager, Kaylee McMahon. The Company’s success also depends upon its ability to recruit, train, and retain qualified staff, officers, and other members of management. The loss of the services of any of key personnel, or Company’s inability to recruit, train, and retain qualified management, may have a material adverse effect on the Company’s business and financial condition.

LACK OF LIQUIDITY/ LIMITED TRANSFERABILITY OF SECURITIES

Currently, there is no established secondary market or exchange for the resale of Company’s Units. Any Unit purchased through this crowdfunding campaign is subject to SEC limitations of transfer --this means that the Unit that you purchase cannot be resold for a period of one year except in limited circumstances. Furthermore, such transfers must be approved by the Manager of the Company and the Company must receive an opinion of counsel noting that such transfer is legal and in full compliance with the applicable law. This makes the Units illiquid. The Units are likely to remain illiquid for a considerable period of time. There is a risk that the illiquidity of the Units may create a negative impact on the value of the Units as an Investor seeking to sell their Units may have great difficulty in finding a buyer or may not find any buyers for the shares at all. Any decision to become publicly-traded will be at the discretion of the Company. Therefore, the Investor may have to retain their investment in the Company even if it is no longer financially desirable to do so and as a result, could lose their entire investment.

SECURITIES NOT REGISTERED WITH THE SEC AND UNRATED

The securities offered by the Company have not been registered with the Securities and Exchange Commission (SEC). Instead, the offer and sale of the Units is made in reliance on an exemption from registration pursuant to Section 4(a)(6) and Regulation Crowdfunding (Reg CF) by the SEC. In addition, the securities being offered have not been submitted to any rating agency to obtain an opinion or rating of the risk of investment.

LIMITED EXPERIENCE

Although Kaylee McMahon has significant experience in the residential real estate business (See Item #5 regarding Business Experience), the Company has only existed in the multi-family housing industry since 2020, so the Company’s experience in real estate business is limited.

THE COMPANY WILL BE CONTROLLED BY THE MANAGER

Decisions with respect to the management of the company are made by the Manager. Investors in this offering will have no opportunity to control the day-to-day operation, including investment and disposition decisions, of the company. Consequently, you will not be able to evaluate for yourself the merits of particular investments prior to the company’s making such investments. For the foregoing reasons, you should not invest in the company unless you are willing to entrust all aspects of the management of the company to the Manager.

THE CLASS A-1 MEMBERS HAVE NO VOTING RIGHTS, INCLUDING THEY DO NOT ELECT OR VOTE THE MANAGER AND HAVE LIMITED ABILITY TO INFLUENCE DECISIONS REGARDING OUR BUSINESS.

The Operating Agreement provides that the business, affairs and property of the company are managed under the direction of the Manager. The investors who are Class A-1 Members do not elect or vote for the Manager and the Manager may not be removed unless as required by law or by judgment of a court of competent jurisdiction. Moreover, unlike the holder of the Common Class in the Company, investors who hold Class A-1 Membership Units do not have voting rights on matters affecting the Company’s business (including amendments that could adversely effect their economic rights), and therefore limited ability to influence decisions regarding the Company’s business.

THE ENTITY IS A LIMITED LIABILITY COMPANY TAXED AS A PARTNERSHIP AND AN INVESTMENT IN THE COMPANY MAY HAVE TAX CONSEQUENCES THAT SHOULD BE UNDERSTOOD BEFORE INVESTING

The Company expects to be treated as a partnership for U.S. federal income tax purposes, and Investors will be required to account for their share of the Company’s income, gain, loss, deductions, and credits in determining their federal income tax liability for each taxable year. As such, the tax consequences of investing into the Company are complicated and vary depending on Investors’ particular circumstances. Prospective Investors should consult with their tax advisors regarding the potential tax treatment resulting from the acquisition, ownership, and disposition of an interest in the Company. No representation or warranty of any kind is made by the Company, its Manager, or advisors with respect to any tax consequences of any investment in the Company. Each prospective Investor should seek their own tax advice concerning the tax consequences of an investment in the Company.

RETURNS

Investors will only be entitled to receive 7% non-compounding, cumulative preferred returns of the Company, then 80% pro rata of excess distributions as set forth in the Company Agreement. There is no assurance that any distributions will ever be made to Investors. Any distributions to Investors will depend upon successful investments operations of the Company. The marketability and value of any such investment will also depend upon many factors beyond the control of the Company. Furthermore, expenses of the Company may exceed its income or cash flows, and the Investors could lose the entire amount of their investment.

THE COMPANY HAS NOT YET COMMENCED FULL OPERATIONS

The Company is formed as a Delaware limited liability company on November  23, 2020, and, as of the date of this Form C. Because the Company is still in the development stage, it has earned little revenues or produced any profits. There is no assurance that it will ever earn sufficient revenues or produce profits overtime. As a fairly new enterprise, the Company is likely to be subject to risks its key personnel or management has not anticipated. This can result in the Investor losing all or substantially all of its investment within the Company.

LITIGATION COULD ADVERSELY AFFECT THE COMPANY

If the Company is involved in litigation or other similar proceedings or becomes the target of a regulatory investigation, such an event could be very costly, both because of the legal costs and because it would likely distract key personnel from their regular duties; and such an event could result in an adverse outcome with additional costs. Such an event could have a material adverse effect on the Company’s operations, which could negatively impact the Investor’s investment and the Investor may lose its entire investment. See the above-referenced section on “RISK OF LITIGATION AND UNINSURED LOSSES” for a discussion of recent litigation history.

THE COMPANY MAY NOT BE ABLE TO LIQUIDATE ITS REMAINING

ASSETS

The Company intends to liquidate and dissolve seven (7) years after the close of the Total Offering, but may liquidate and dissolve at some time after the date of the close of the Total Offering, but before 7 years of this date, upon the discretion of the Manager, a court order, bankruptcy, or some other cause outside of the Company’s control. There is a risk that the Company may at that time have assets that it is unable to liquidate. If it is possible to find a buyer for these illiquid assets, the market value of those assets may be substantially below the amount the Company invested in the assets. As a result, the Company may suffer a substantial loss on those assets, which would reduce the amount distributable to Investors. As a result, Investors may lose a portion of the value of their investment.

CHANGES IN PROPERTY TAXES COULD IMPACT OUR REVENUES.

Each of the Company’s properties will be subject to real and personal property taxes. These taxes on the company’s properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect the company’s financial results.

COMPLIANCE WITH LAWS MAY HAVE ADVERSE EFFECT ON COMPANY’S CASH FLOW

Costs of complying with governmental laws and regulations may reduce the Company’s income and cash available for distribution. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to, among other things, environmental protection, human health and safety and access by persons with disabilities. The Company could be subject to liability in the form of fines or damages for noncompliance with these laws and regulations, even if the Company did not cause the events(s) resulting in liability.

Environmental Laws Generally. Environmental laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the acts causing the contamination were legal, regardless of whether the contamination was present prior to a purchaser’s acquisition of a property, and whether an owner knew of such contamination. The Company’s tenants’ operations, the conditions of investments at the time the Company acquires them, operations in the vicinity of the Company’s investments, such as the presence of underground tanks, or activities of unrelated third parties may affect the value or performance of the Company’s investments.

Hazardous Substances. The presence of hazardous substances (on owned real estate and on real estate that is subject to notes owned by the Company), or the failure to properly remediate these substances, may hinder the Company’s ability to sell, rent or pledge investments as collateral for future borrowings. Any material expenditures, fines, or damages that the Company must pay will reduce the Company’s ability to make distributions and may reduce the value of an investment in the Company.

Asbestos Containing Materials. Certain U.S. federal, state, and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”) when such materials are in poor condition or in the event of construction, remodeling, renovation, or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real property for personal injury associated with ACMs. In connection with its ownership and operation of real estate, the Company may incur costs associated with the removal of ACMs or liability to third parties.

Americans with Disabilities Act. It is likely that any property acquired by the Company will be required to comply with the Americans with Disabilities Act, or the ADA, subject to the local municipality’s interpretation of ADA and ordinances and practices with respect to compliance with the ADA. The ADA requires that “public accommodations” such as hotels and office buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both, which could be imposed upon the Company or issuers of debt held by the Company. The Company may be required to expend funds to comply with the provisions of the ADA, which could adversely affect the Company’s ability to make distributions.

Other Regulations. The Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company’s properties. The Company may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could adversely affect the Company’s performance and its ability to make distributions.

POTENTIAL LIABILITY FROM ENVIRONMENTAL PROBLEMS COULD RESULT IN SUBSTANTIAL COSTS

The Company is subject to a variety of laws and regulations concerning the protection of health and the environment. The particular environmental laws and regulations which apply to any given project site vary greatly according to the site’s location, the site's environmental condition, the present and former uses of the site, as well as adjoining properties. Compliance with environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict project activity in environmentally sensitive regions or areas. Furthermore, such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances, or other non-compliant environmental conditions.

INVESTMENT COMPANY ACT CONSIDERATIONS

An Investor’s investment return may be reduced if the Company is required to register as an investment company under the Investment Company Act; if the Company becomes an unregistered investment company, the Company could not continue its business. The Company does not intend to register as an investment company under the Investment Company Act of 1940. If the Company were obligated to register as an investment company, the Company would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things: limitations on capital structure; restrictions on specified investments; prohibitions on transactions with affiliates; and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase the Company’s operating expenses. To maintain compliance with the Investment Company Act exemption, the Company may be unable to sell assets the Company would otherwise want to sell and may need to sell assets the Company would otherwise wish to retain. In addition, the Company may have to acquire additional assets that the Company might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that the Company would otherwise want to acquire. If the Company were required to register as an investment company but failed to do so, the Company would be prohibited from engaging in the Company’s business and criminal and civil actions could be brought against the Company. In addition, the Company’s contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the Company and liquidate the Company’s business.

THE MANAGER IS NOT REGISTERED UNDER THE INVESTMENT ADVISERS ACT

The Manager is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or any similar state law, and, as such, Investors will not currently be entitled to the protections afforded to investments that are advised by registered investment advisers. Although it reserves the right to do so at an earlier time in its discretion, at such time as the Manager is or becomes required to do so, as determined in its discretion, the Manager will either apply for registration as an investment adviser with the SEC and/or applicable state or report to the SEC and/or applicable state as an exempt reporting adviser, as applicable.

COMPANY WILL NOT REGISTERED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT

The Company is not registered with the SEC, does not expect to offer its securities through a transfer agent, and does not expect to trigger registration requirements under Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”) because the Manager expects the Company to have less than 2,000 unit holders and less than 500 non-accredited investors. To the extent the company triggers the requirements of Section 12(g), the company will need to register with the SEC within 60 days.   Becoming a reporting company will subject the company to additional initial and on-going compliance and reporting costs and administrative burdens.

TAX CONSEQUENCES MAY VARY

No representation or warranty of any kind is made by the Company or its management with respect to any tax consequences of any investment in the Company. Each Investor should seek their own tax advice concerning the tax consequences of an investment in the Company.

ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

The Company Operating Agreement provides for the allocation of income, gain, and losses for all purposes, including tax purposes, to both the Common Member and Members of the Company based on the Member’s economic interest in the Company. The Manager believes that all material allocations to the Members of the Company may or may not be respected for U.S. federal income tax purposes. The rules regarding Company allocations are complex and no assurance can be given that the IRS will not successfully challenge the allocations in the Company Operating Agreement, and reallocate items of income, gain, loss, or deduction in a manner which adversely increases the income allocable to the Members of the Company.

PHANTOM INCOME RISKS

The operations of the Company may generate phantom income. Due to differences in the timing of the recognition of income by the Company and cash distributions to the Members, a Member’s tax liability for a year may in certain circumstances exceed such Member’s cash distributions, if any, for such year. This could occur, for example, (i) because the Company will, under the accrual method of accounting, have to include rents in income when earned even though a tenant has not made its lease payments when due, (ii) if the Company uses taxable proceeds to make capital improvements or pay other items that are not currently deductible, or (iii) to the extent the Company’s debt principal payments for a period exceed the Company’s depreciation deductions for such period. In such event, the Members will have to use other means to satisfy such tax liabilities.

RISK OF INCONSISTENT ENFORCEMENT BY THE IRS

The Internal Revenue Service may take different positions with respect to tax issues. The Company will not seek rulings from the IRS with respect to any of the federal income tax considerations discussed in this Memorandum. Thus, positions to be taken by the IRS as to tax consequences could differ from positions taken by the Company.

TAX-EXEMPT INVESTORS MAY HAVE UNRELATED BUSINESS TAXABLE INCOME (“UBTI”)

Although the Manager intends for the Company’s allocations and distributions to satisfy the requirements of the so-called “Fractions Rule”, tax-exempt investors may have UBTI (which will generally be subject to tax) from investments that are acquired by the Company. The Manager may (but is not required to) use reasonable commercial efforts to comply with the Fractions Rule at both the Company and joint venture levels in order to attempt to minimize unrelated debt-financed income for “qualified organizations” (as such term is defined in the Code). Notwithstanding the foregoing, certain investments may have UBTI from sources such as parking revenue and incidental services provided to tenants, and other investments that the Manager determines to cause the Company to acquire may be the type that generate primarily UBTI (such as inventory-type property). The Manager will not be liable for the recognition of any UBTI by a Member with respect to an investment in the Company, and potential investors can expect some or all of their profits from the Company to be UBTI. Each Member should consult with its own tax advisor regarding the federal, state, local and foreign tax considerations applicable to an investment in the Company.

THE MANAGER MAY CAUSE THE COMPANY TO BE TREATED AS REIT FOR TAX PURPOSES

To accommodate certain investors, the opportunity to invest in the Company through a private real estate investment trust (“REIT”) may be provided or, alternatively, the Company may form a subsidiary REIT. If legislation is passed that would result in taxation of the Carried Interest to the Manager as ordinary income, the Manager may take such steps as are necessary to avoid or minimize the adverse effects of such legislation, including causing the Company to elect to be treated as a REIT for U.S. federal income tax purposes. The tax considerations and risk associated with using a REIT in the Company structure, or the Company electing to be treated as a REIT, would be included in a supplement to this Memorandum. Legislative or regulatory tax changes could adversely affect an Investor. All statements contained in this Memorandum concerning the federal income tax consequence of any investment in the Company are based upon existing law and the interpretations thereof. Therefore, no assurance can be given that the currently anticipated income tax treatment of an investment in the Company will not be modified by legislative, judicial, or administrative changes, possibly with retroactive effect, to the detriment of the Investors.

LEGISLATIVE OR REGULATORY TAX CHANGES COULD ADVERSELY AFFECT AN INVESTOR

All statements contained in this Memorandum concerning the federal income tax consequence of any investment in the Company are based upon existing law and the interpretations thereof. Therefore, no assurance can be given that the currently anticipated income tax treatment of an investment in the Company will not be modified by legislative, judicial, or administrative changes, possibly with retroactive effect, to the detriment of the Investors.

THE ACTIVITIES OF THE COMPANY MAY CREATE ONE OR MORE REPORTABLE TRANSACTIONS

Under Treasury regulations, the activities of the Company may create one or more “reportable transactions,” requiring the Company and each Member, respectively, to file information returns with the IRS. However, the Manager does not expect any reportable transactions (but it is possible). The Manager will cause the Company to give notice to all Members of any reportable transaction of which it becomes aware in the annual tax information provided to Members in order to file their tax returns. Members should consult with their own advisors concerning the application of these reporting obligations and any similar state and local tax reporting requirements to their specific situations.

THE COMPANY MAY NOT TIMELY DELIVER SCHEDULE K-1S

Members may be required to file extensions and may be subject to interest and penalties if the Manager’s estimated tax information is inaccurate. The Manager will use reasonable commercial efforts to cause all tax filings to be made in a timely manner (taking permitted extensions into account); however, investment in the Company may require the filing of tax return extensions and filing in multiple jurisdictions by Members if composite state returns are not filed by the Company. Members may have to file one or more tax filing extensions if the Company does not deliver Schedule K-1 by the due date of the Members’ returns. Although the Manager will attempt to cause the Company to provide Members with estimated annual federal tax information prior to March 15th as long as the Company’s taxable year is the calendar year, the Company may not obtain annual federal tax information from all properties by such date. Moreover, although estimates will be provided to the Members by the Company in good faith based on the information obtained from the properties, such estimates may be different from the actual final tax information and such differences could be significant, resulting in interest and penalties to the Members due to underpayment of taxes or loss of use of funds for an extended period of time due to overpayment of taxes. The Manager shall have the right, but not the obligation, to file composite state tax returns for the benefit of Members that elect to participate in the filing of such returns

MANAGER MAY AMEND COMPANY AGREEMENT TO ENSURE COMPLIANCE

The Manager will use reasonable commercial efforts to avoid the Company being considered a publicly traded partnership. No transfer of an Interest may be made if it would result in the Company being treated as a publicly traded partnership under the Code. The Manager may, without the consent of any Member, amend the Company Agreement in order to improve, upon advice of counsel, the Company’s position in avoiding publicly traded partnership status for the Company (and the Manager may impose time-delay and other restrictions on recognizing transfers as necessary to do so).

TAX WITHHOLDINGS

Investors may be required to make withholding tax payments to the Company. To the extent that the Company is required to withhold and pay certain amounts to taxing authorities on behalf of or with respect to its Investors, (i) if the amount required to be withheld or paid by the Company on behalf of or with respect to an Investor exceeds the amount available for distribution to such Investor, such Investor will be required to pay such amount to the Company, plus interest thereon, until such amount is repaid by such Investor; and (ii) each Investor will indemnify the Company, the Manager, and any members, partners and officers of the Manager, and hold them each harmless, for any liability with respect to taxes, penalties or interest required to be withheld or paid on behalf of or with respect to such Investor.

GENERAL SCOPE OF POTENTIAL CONFLICTS OF INTEREST

The Manager, the Sponsor, and their affiliates will engage in a broad spectrum of real estate investment activities that are independent from and may from time-to-time conflict with those of the Company. In the future, instances may arise in which the interests of the Manager, the Sponsor, or their affiliates conflict with the interests of the Investors or the Company. The Manager, the Sponsor, and their affiliates may invest for their own accounts or the account of other vehicles under their respective management in investments that are senior to or junior to, participations in, or have rights and interests different from or adverse to, the investment opportunities of the Company. The interests in such investments of the Manager, the Sponsor or their affiliates may conflict with the interests of the Company in related investments at the time of origination, at the time of acquisition by the Company or in the event of default or restructuring of the investment.

MANAGER MAY MAKE DECISIONS NOT IN THE BEST INTEREST OF ANY PARTICULAR INVESTOR

The Members may have conflicting investment, tax, and other interests with respect to their investments in the Company and with respect to the interests of investors in other investment vehicles managed or advised by the Manager that may participate in the same investments as the

Company. The conflicting interests of Members with respect to other Members and relative to investors in other investment vehicles may relate to or arise from, among other things, the nature of investments made by the Company and such other limited liability companies or partnerships, the structuring or the acquisition of investments and the timing or disposition of investments by the Company and such other limited liability companies or partnerships. As a consequence, conflicts of interest may arise in connection with the decisions made by the Manager, including with respect to the nature or structuring of investments that may be more beneficial for one investor than for another investor, especially with respect to investors’ individual tax situations. In addition, the Company may make investments that may have a negative impact in related investments made by the Members in separate transactions. In selecting and structuring investments appropriate for the Company, the Manager will consider the investment and tax objectives of the Company and its Members (and those of investors in other investment vehicles managed or advised by the Manager) as a whole, not the investment, tax or other objectives of any Partner individually.

THE SPONSOR MAY OPERATE COMPETING FUNDS OR COMPANIES

The Sponsor, Kaylee McMahon may face conflicts of interest related to the allocation of investment opportunities among the Company and other investment funds in which the Sponsor or its management team has an interest. The Sponsor may sponsor other investment funds and may engage in other investment activities. The activities conducted by the Sponsor on behalf of any such other investment funds may be directly or indirectly competitive with the Company, and conflicts may arise in determining whether an investment opportunity will be offered to the Company or another investment fund.

SPONSOR AND THE MANAGER MAY ENGAGE IN OTHER COMPETING INVESTMENT ACTIVITIES

The Manager, the Sponsor, the Company, and their affiliates may face conflicts of interest with respect to the other investment activities in which they engage. The Manager, Sponsor, the Company, and their affiliates may engage in a wide variety of activities, some of which may be carried out on behalf of entities that are in competition with the Company. The Manager, the Sponsor, and their affiliates may (i) exercise investment responsibility, or otherwise engage, directly or indirectly, in any other business, whether or not similar to, or identical with, the business of the Company or its target assets (which may include purchasing, selling, holding or otherwise dealing with investments), (ii) act as partners or advisers to other present or future private equity funds including, without limitation, any such funds managed by the Manager, or its affiliates, and (iii) make investments, including investments in, and financings, acquisitions and dispositions of, investments for their own accounts, in each case without any obligation to offer investment opportunities to the Company, subject to the limitations set forth in the Company Agreement, and the Manager, and its respective members, managers, directors, officers, partners, employees, agents and affiliates may directly or indirectly purchase, sell, hold or otherwise deal with investments and pursue investment opportunities, even if the investment or the prospective investment is of a character which, if presented to the Company could be acquired by the Company for investment, except to the extent set forth in the Company Agreement.

SPONSOR AND THE MANAGER MAY NOT DEVOTE TIME TO MANAGEMENT OF THE COMPANY

The management team will face competing demands on their time. The management team will not be restricted in the amount of business time and attention that they may devote to matters unrelated to the Company. Specifically, the management team may, if they are formed, devote a material amount of their business time and attention to the activities of future investment funds. Conflicts of interest may arise in allocating management time among the Company and the other activities of the management team, existing and future investment funds, and their respective affiliates.

SELF-INTERESTED TRANSACTIONS

The Manager may cause the Company to engage in transactions with affiliates of the Manager. Affiliates of the Manager may provide services to the Company and its Subsidiaries, Investments, and/or Properties, on terms that have not been bargained for at arms’ length and that have not been put on the market for competitive bidding.

RISKS OF SPECULATION BY THE MANAGER

The Manager may have an incentive to make investments that involve greater risk or speculation than would be the case in the absence of performance-based compensation. Because the percentage of the Company’s profits allocated to the Manager in respect of its Carried Interest and capital contributions will exceed the capital contributions of the Manager as a percentage of the aggregate capital contributions of the Company, the Manager may have an incentive to make investments that involve greater risk or speculation than would be the case in the absence of such performance-based compensation.

INCENTIVE TO NOT DISTRIBUTE PROCEEDS

The principals of the Manager may have an incentive to maintain higher reserves than otherwise. The Manager has sole discretion over the timing and amount of distributions to the Members by the Company. The Manager may retain, in its sole discretion, reasonable reserves to cover anticipated expenses and liabilities of the Company. Because the Manager may apply these reserves to satisfy Company obligations, including without limitation, Asset Management Fees and reimbursements to the Manager may elect to maintain higher reserves (as opposed to making distributions to Members) to ensure that the Company has sufficient capital to pay such expenses and liabilities, including indemnification obligations to the Manager and its personnel under the Company Agreement.

INVESTMENTS BY THE MANAGER AND AFFILIATES

The Manager, Sponsor and their affiliates engage in a wide variety of activities, some of which may be carried out on behalf of entities and real estate projects that are in competition with the Company. Subject in each case to the limitations set forth in the Company Agreement, the Manager and its affiliates may (i) exercise investment responsibility, or otherwise engage, directly or indirectly, in any other business, whether or not similar to, or identical with, the business of the Company (which may include purchasing, selling, holding or otherwise dealing with investments), (ii) act as partners or advisors to other present or future private equity funds including, without limitation, any such funds managed by the Manager, the Sponsor and their affiliates, and (iii) make investments, including investments in, and financings, acquisitions and dispositions of, investments for their own accounts, in each case without any obligation to offer investment opportunities to the Company, subject to the limitations set forth in the Company Agreement, and the Sponsor, Manager and its Investors, managers, directors, officers, partners, employees, agents and affiliates may directly or indirectly purchase, sell, hold or otherwise deal with investments and pursue investment opportunities even if the investment or the prospective investment is of a character which, if presented to the Company could be acquired by the Company for investment, to the extent set forth in the Company Agreement.

COMPENSATION THROUGH THE CARRIED INTEREST

The Manager is entitled to the Carried Interest, which provides for an allocation of profits that is proportionately higher than the Manager’s relative Capital Contributions to the Company. The Carried Interest may create an incentive for the Manager to make investments that are riskier or more speculative than would be the case in the absence of such a provision in order to increase the amount of the Carried Interest. Further, provisions of the federal revenue tax laws effective January 1, 2018, provide that taxable gain allocable to a carried interest that held for less than three (3) years will be taxable as short- term capital gain, which may cause the Manager to hold an asset, exclusionary of §1231(b) gain, for a longer period that it otherwise would absent such new provision.

MANAGER MAY MAKE DECISIONS WITHOUT CONSIDERATION FOR ANY PARTICULAR INVESTOR’S TAX SITUATION

The Investors are expected to include taxable and tax-exempt entities and may include persons organized or residing in various jurisdictions. As a result, conflicts of interest may arise in connection with decisions made by the Manager that may be more beneficial for one type of Investor than for another type of Investor. In selecting investments appropriate for the Company, the Manager will consider the investment objectives of the Company as a whole and not the investment objectives of any individual Investor.

MANAGER MAY REDEEM INVESTOR’S MEMBERSHIP INTEREST AT ANY TIME WITHIN ITS DISCRETION

The Manager may determine that an investor’s membership interest in the Company should be redeemed because it is in the best interest of the Company. Such determination may be arbitrary or self-interested, and the Manager may be self-interested in redeeming investors’ interests since such redemption could result in the Manager receiving an increase in excess distributions.

USE OF FUNDS

The purpose of the offering is to raise capital for acquisition, construction and/or rehabilitation of an unidentified multi-family residential building within the State of Texas. The issuer is especially concerned with providing ownership and management opportunities to women in the multi-unit residential real estate industry, and offers educational opportunities for women to learn real estate investing. The offering proceeds of the issuer will be used to pay for the soft costs of real estate acquisition and construction, including legal, architect, engineer, title, surveyor, and realtor fees, as further outlined in “Use of Funds”.  While the Company expects to use the net proceeds from the Offering in the manner as just described and further described below, it cannot specify with certainty every particular use of the net proceeds that it will receive from this Offering. Accordingly, the Company will have broad discretion in using these proceeds in addition to some of the particular uses as described in Section 10 herein.

The following sets forth the uses of proceeds for our target offering amount and maximum amount we will accept in this offering:

If we raise: $25,000

Use of Proceeds: Category of Cost #1 – Soft Costs (legal, architect, engineering, title,

surveyor, and realtor fees)

1) $24,250

Category of Cost #2 - Regulated Crowdfunding Intermediary Fees

2) $750

Considerations:A) The ability to recruit and/or obtain legal, surveyor, engineer, architect,

and realtor at quoted prices.

If we raised: $1,235,000 (oversubscription)

Use of Proceeds:Category of Cost #1 – Asset Management Fee, Acquisition Fee, Construction Fee

1)Asset Management Fee: two percent (2%) of the Company’s gross receipts

2)Acquisition Fee: one percent (1%) of the purchase price of a Target Asset.

3)Construction Fee: five percent (5%) of the Company’s development and construction cost on a Target Asset.

Category of Cost #2 - Soft Costs (legal, architect, surveyor, engineer,

title, and realtor fees)

1)$107,000

Category of Cost #3 - Real Estate Acquisition and Construction

1)$866,700

Category of Cost #4: Regulated Crowdfunding Intermediary Fees

1)$33,600

Category of Cost #5: Due Diligence and Compliance Fee

1)$1,500

Considerations:A) The ability to recruit and/or obtain legal, construction, surveyor,

engineer, architect, and realtor at quoted prices.

B) The ability to purchase real estate at current market prices.

DELIVERY & CANCELLATIONS

How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the stated deadline, we may conduct an early or intermediate closing of the offering if we provide notice about the new offering deadline at least five (5)  business days prior to the new offering deadline (absent a material change that would require an extension of the total offering and reconfirmation of the investment commitment). The crowdfunding intermediary will notify investors if we conduct an early closing. Thereafter, we may conduct an additional closing at our discretion on the deadline date or until we reach our total maximum or oversubscribed offering amount of $1,235,000.

We are required to amend this offering document called the Form C during the offering period and prior to the offering deadline in order to reflect material changes. Material changes include, but are not limited to, any changes to the unit price, offering maximum, offering deadline, or any significant changes to ownership or voting powers.

The following describes the process to invest in the Company, including how the Company will complete an Investor’s transaction and deliver securities to the investor.

1.     Investor Commitment. The Investor will electronically sign and deliver a Subscription Agreement, attached hereto and made a part hereof, to the Company through the crowdfunding intermediary, which will bind its investment commitment into the Company (except that the Investor has until 48 hours prior to the target offering deadline to cancel its investment as further described in Item 12 herein).

2.     Acceptance of the Investment. Once the Subscription Agreement is complete, the Investor's commitment will typically be recorded within a few minutes on the crowdfunding intermediary’s portal. After the target offering deadline or within five (5) days of the Investor’s signing, whichever is later, and save for any material changes to the offering which would require an extension in the target offering deadline, the Subscription Agreement will be countersigned electronically by the Company. The executed Subscription Agreement will then be sent to the Investor via email, and will also be available to download on the crowdfunding intermediary’s portal.

3.     Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by the crowdfunding intermediary into an escrow account held with a third party bank on behalf of the Company.

4.     Progress of the Offering. The Company, through the crowdfunding intermediary, will provide Investors with periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the crowdfunding intermediary when the target offering and oversubscribed amount is met.

5.     Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C.

6.     Early Closings. If the target offering or oversubscribed amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on the crowdfunding intermediary portal.  The Investor will be provided notice of any early closing by email at least five days prior and the Investor must reconfirm their investment commitment within five business days of receipt of this notice. At the time of the early deadline and upon reconfirmation of the Investor, Investor funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any prior Investor cancellations and at the time of the new offering deadline, the Company continues to meet or exceeds the target offering amount.

7.     Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in the Company books and records, as well as on the crowdfunding intermediary portal.

How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

An Investor’s right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

Investors may cancel an investment commitment until 48 hours prior to the deadline for the target offering amount as identified on the cover page by going through the crowdfunding intermediary. The crowdfunding intermediary will notify the Investors when the target offering amount has been met.

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the Company upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must reconfirm their investment commitment within five (5) business days of receipt of the notice. If the Investor does not reconfirm, they will receive notifications from the crowdfunding intermediary disclosing that the commitment was canceled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five (5) business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the 48- hour period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or if the offering does not close, all of the Investor’s funds will be returned within five business days.

The Company’s right to cancel. The Subscription Agreement that you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be canceled and committed funds will be returned.

Ownership and Capital Structure

THE OFFERING

Description of the terms of the securities being offered.

The company is offering limited liability company interests to investors in this offering. The following description summarizes important terms of the company's limited liability company interests. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s Certificate of  Formation and its Operating Agreement, a copy of the Operating Agreement is attaching as Exhibit C to this Form C.

The securities being offered are Class A-1 Units pursuant to which Investors receive preferred equity without voting rights.

The total maximum offering under this Investment Contract is $1,235,000 with a target or minimum offering amount of $25,000. The Class A-1 Members are entitled to a non-compounding, cumulative preferred return of seven percent (7%) on their invested capital. The invested capital as Class A-1 Members are repaid their capital through distributions from a Capital Event (e.g., the refinance, sale, disposition, or liquidation of a Target Asset, or liquidation of the Company). Once the adjusted capital has been fully repaid, there is no more preferred return. Class A-1 Members will receive a liquidation preference providing for their recoupment of their initial investment represented in their respective Subscription Agreements before liquidation distributions to the Common Member. The Class A-1 Members will not have the right to take part in the management or control of the business or affairs of the Company nor vote, to transact any business for the Company, to vote on any matter as set forth in the Company Agreement, or to sign for or bind the Company as set forth in the Company Agreement.

Do the securities offered have voting rights?

No

Are there any limitations on any voting or other rights identified above?

Yes, they do not have voting rights -- see above.

How may the terms of the securities being offered be modified?

Any term of the Operating Agreement of the Company may only be modified by the Manager, who is the holder of the Common Units of the Company which has a 100% voting ratio in the Company.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1.  to the issuer;

2.  to an accredited investor;

3.  as part of an offering registered with the U.S. Securities and Exchange Commission; or

4.  to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance. Notwithstanding the foregoing, the Investor is required to hold the Units for the life of Company unless being transferred to the Company or to a member of Investor’s family, or in connection with the death or divorce of Subscriber.

NOTE: The term “accredited investor” means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term “member of the family of the purchaser or the equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

The Company is offering up to $1,235,000 and a minimum of $25,000 worth of its Class A-1 Units. The Company must reach its Target Amount of $25,000 by August 3, 2023.  Unless the Company raises at least the Target Amount of $25,000 under the Regulation CF offering by August 3, 2023, no securities will be sold in this offering, investment commitments will be cancelled, and committed funds will be returned. If the Company reaches the Target Amount prior to August 3, 2023, the Company may undertake early closings on a rolling basis while allowing additional investment commitments towards its $1,235,000 maximum raise.

The minimum investment per investor is $1,000.

Class A-1 Units

Distribution Rights

Distributions will be made to the Company’s Class A-1 Members as follows: (i) first, Class A-1 Members will receive a non-compounding, cumulative preferred return of seven percent (7%) per annum of their invested capital until such time as the Class A-1 Members have received aggregate preferred returns equal to their invested capital, and (ii) thereafter 80% of all cash distributed thereafter.

Allocations

Allocations and profits and losses shall be made in such a manner to reflect the distributions made to the Members.

Voting Rights

The Class A-1 Members will not have the right to take part in the management or control of the business or affairs of the Company nor vote, to transact any business for the Company, to vote on any matter as set forth in the Company Agreement, or to sign for or bind the Company as set forth in the Company Agreement.

Transfer Restrictions

Class A-1 Members may not transfer their Units in the Company without the consent of the Manager unless such transfer is made to an affiliate of the transferring member.

Removal of Manager

The Class A-1 Members have no right to remove or replace a manager.

Drag Along

If at any time the Manager determines to sell the outstanding Units of the Company, including the A-1 Units, then the Manager shall have the right to require all the Class A-1 Members to sell their Class A-1 Units to the proposed buyer.

Tag Along

If at any time the Manager determines to sell their Units, each Class A-1 Member shall have the right to sell to the proposed buyer the percentage of such Class A-1 Member’s Units equal to the percentage of the Manager’s units being sold in the proposed transaction.

Arbitration

Any disputes between the Members or Manager shall be resolved by binding arbitration applying the rules and procedures of the American Arbitration Association by a single Arbitrator.  Each party is responsible for their costs and fees of such arbitration. Any such arbitration will take place in Collin County, Texas.

Common Units

Distribution Rights

After distribution of the preferred return to the Class A-1 Members, the Common Members will be entitled to 20% of all distributions to the members.

Allocations

Allocations and profits and losses shall be made in such a manner to reflect the distributions made to the Members.

Voting Rights

The Common Members will be entitled to one vote per unit on all matters that the Common Members are entitled to vote on, including the election of the Manager.

Transfer Restrictions

Common Members may not transfer their Units in the Company without the consent of the Manager unless such transfer is made to an affiliate of the transferring member.

Removal of Manager

A majority in interest of the Common Members may only remove the Manager for cause. Cause shall mean conviction of a crime involving moral turpitude of the Manager or any of its members, shareholders, partners, managers, officers, or directors.

Drag Along

If at any time the Manager determines to sell the outstanding Units of the Company, including the Common Units, then the Manager shall have the right to require all the Common Members to sell their Common Units to the proposed buyer.

Tag Along

If at any time the Manager determines to sell their Units, each Common Member shall have the right to sell to the proposed buyer the percentage of such Common Member’s Units equal to the percentage of the Manager’s units being sold in the proposed transaction.

DETERMINATION OF VALUATION

The minimum offering price of $1,000 per Unit (“Par Value”). The value of the securities being offered have been arbitrarily determined by the Company, and such offering price has no relation to the value of the Company as a whole. The Company does not intend to conduct or commission a formal valuation of the Company. Accordingly, the actual market value of the Company and of the Units being offered may not equal to Par Value in the future.

WHAT IT MEANS TO BE A MINORITY HOLDER

An Investor in the Company will hold minority interest with the Class A-1 Members (via the Company) and have no voting rights, except where required by law. As such, the Investor’s economic interest may be negatively impacted due to other obligations of the Company and decisions by the Manager that have higher priority and the Investor will have no ability to control or influence this. See Exhibit C, Operating Agreement.

Risks Associated with Corporate Actions

Additional issuances of securities. Following the Investor’s investment in the Company, the Company may sell interests to additional investors that will dilute the Investor’s overall return on investment in the Units offered by the Company. The Investor may have the opportunity to increase its investment in the Company during such a transaction through the purchase of more Units, but this opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor’s interest in the securities offered by the Company.

Issuer repurchases of securities. The, the Manager in its sole discretion may redeem any Member for the price equal to the inside basis of such Member plus any accrued Preferred Return. Such redemption may occur if the Manager determines that it is in the best interest of the Company or to ensure compliance with applicable law as articulated in the Company Agreement.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the Manager of the Company to manage the Company so as to maximize value for the other Members. Accordingly, the success of the Investor’s investment in the Company will depend in large part upon the skill and expertise of the Management Member of the Company. If the Manager authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company’s assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Units, will be equal to or exceed the value of the Investor’s initial investment.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the Manager of the Company will be guided by their good faith judgment as to the Company’s best interests. The Company may engage in transactions with affiliates, subsidiaries, or other related parties, which may be on terms which are not arm’s-length, but will be in all cases consistent with the duties of the management of the Company. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

The Manager shall be paid a fee equal to two percent of the Company gross receipts, a fee equal to one percent of an assets purchase price upon acquisition of the asset, and a fee equal to 5% of the Company’s Hard Costs. “Hard Costs” means the cost of development and construction on a target asset which shall include material, labor, and other related development and construction costs.

INDEBTEDNESS

The Company has no indebtedness.

EXEMPT OFFERINGS

The Company has not conducted any exempt offerings in the past three years.

RELATED PARTY TRANSACTIONS

Specified Person APQFUNDMGR, LLC Kaylee McMahon	Relationship to Issuer Manager and Common Class Membership Promoter	Nature of Interest in Transaction 20% Beneficial Ownership in the Issuer 100% Beneficial Ownership in APQFUNDMGR, LLC	Amount of Interest $20,000 $20,000

APQFUNDMGR, LLC, is a Texas limited liability company shall serve as the Manager of the Company. Kaylee McMahon is the sole member of the Manager and is its Manager. The Manager holds twenty percent (20%) of the sharing ratio in the Company and will be entitled to twenty percent (20%) of excess distributions after the Preferred Return is distributed to the Class A-1 Members, and such Manager is further entitled to one hundred percent (100%) of the voting ratio of the Company and certain fees due to it, including an Acquisition Fee, Asset Management Fee, and Construction Fee.

FINANCIAL DISCUSSION

The issuer does not have an operating history.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Investor should read the following discussion and analysis of the Company’s financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this Form C for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The Company to date has total assets amounting to $0 and liabilities amounting to $17,144 in accounts payable. Since the Company to date has no assets including current assets such as cash or cash equivalents, the Company is illiquid. Accounts payable owed by the Company may incur interests or judgments against the Company which could result in a material adverse effect to the Company and to investors in the Company.

Overview. The Company is a newly-formed entity created for the purposes of investing in real estate.

Our mission is to provide ownership and management opportunities to women in the multi-unit residential real estate industry, and to offer educational opportunities for women so that they may learn real estate investing.

Historical Results of Operations.

This is a newly formed entity with no historical results of operations.

We expect our cash flow to grow at increasing rates in the current fiscal year and in the coming few fiscal years due to increases in capacity and purchasing power arising from the proceeds of the offering as well as increases in rental income of real properties currently under management and of those real properties under management in the near future.

We also expect to continue to grow our business in the coming years. We expect to generally grow in the coming years due to recent favorable trends in Texas real estate industry, as well as our Manager’s successful history in managing residential real estate properties. Nonetheless, it may be years before Investors see a return, if they do at all. This is true even where we expect to be able to pay Investors in the form of distributions one year after the close of the Total Offering.

Management Compensation

The Operating Agreement outlines management compensation.  According to the Operating Agreement in addition to Carried Interest, the Manager is entitled to the following fees:

(a)Asset Management Fee: a fee equal to two percent (2%) of the Company’s gross receipts.

(b)Acquisition Fee: The Manager shall be paid a fee equal to one percent (1%) of a Target Asset’s purchase price which shall be made payable at time of the Company’s acquisition of such Target Asset.

(c)Construction Fee: The Manager shall be paid a fee equal to five percent (5%) of the Company’s Hard Costs.

The Manager may change these fees in its sole discretion, see “Risk Factors” above.

FINANCIAL STATEMENTS

Financial Statements are attached as Exhibit B to this Form C.

Aggregate Offering Amount	Financial Information Required	Financial Statements Required
$1,235,000	Financial Statements by Issuer and predecessors	Financial Statements reviewed by a public accountant and accompanied with a signed accountant’s report - unless previously audited, then audited statements are required.

OTHER MATERIAL INFORMATION

Other material information presented to investors includes the Silicon Prairie campaign page promoting this offering, which consists entirely of information derived from information disclosed on this Form C and attached documents, with the addition of photographs of Issuer’s activities and personnel, and an “explainer” video produced by an independent third party about the Issuer. See Silicon Prairie Platform Profile for all media. See link here for transcript of video-

https://youtu.be/zhqT_rp_njM

ONGOING REPORTING

The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than120 days after the end of each fiscal year covered by the report.

Once posted, the annual report may be found on the issuer’s website at:

https://theapartmentqueen.com

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;

2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;

3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;

4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.